Exhibit 99.1

Emmaus Life Sciences Reports Management Changes

Principal Inventor of Endari® (L-glutamine oral powder) and Long-time Chairman and Chief Executive Officer Free to Purse New Projects

Company Appoints Interim Co-Presidents to Focus on Core Business

Torrance CA, August 23, 2023 - Emmaus Life Sciences, Inc. (OTCQX: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today reported that on August 18, 2023 the Board of Directors, including Yutaka Niihara, M.D., Ph.D, determined that Dr. Niihara would no longer serve as Chief Executive Officer of Emmaus, or as Chairman of the Board, in order to allow Dr. Niihara to pursue business opportunities in Ube, Japan and in India previously initiated by Emmaus. Dr. Niihara was the principal inventor of Endari® (L-glutamine oral powder), which is approved in the U.S. and most of the Gulf Cooperation Council countries for the treatment of sickle cell disease, and long-time the Chairman of the Board and Chief Executive Officer of Emmaus. No rights of the company have been granted to Dr. Niihara in these regards, and he remains a director of the company.

Emmaus also reported that on August 21, 2023, Willis Lee, who has long served as the Chief Operating Officer and a director of the company, and George Sekulich, the company’s Chief Information Officer and Senior Vice President Global Commercialization, were appointed as interim Co-Presidents of Emmaus, to serve pending the company’s search for a Chief Executive Officer.

“Dr. Niihara’s name and reputation will forever be associated with raising awareness of sickle cell disease among medical regulators and health practitioners in the U.S. and overseas, and we thank him for his dedicated service. We intend to continue to pursue his mission of alleviating suffering among sickle cell disease patients wherever we find them,” remarked Mr. Sekulich.

“As interim Co-Presidents, George and I and the rest of the Emmaus team intend to focus on our core business of growing Endari sales in the U.S and in the Middle East North Africa region while evaluating possible reformulations of Endari to compete against generic versions that we expect to see beginning in 2024,” remarked Mr. Lee. “In doing so, we intend to discontinue substantially all activities unrelated to Endari sales and improvements in an effort to reduce our operating costs and increase cash flow from operations,” he added.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Israel, Kuwait, Qatar, the United Arab Emirates, Bahrain and Oman and is available on a named patient or early access basis in France, the Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Authority. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.com/PI.

About Sickle Cell Disease
There are approximately 100,000 people living with sickle cell disease (SCD) in the United States and millions more globally. The sickle gene is found in every ethnic group, not just among those of African descent; and in the United States an estimated 1-in-365 African Americans and 1-in-16,300 Hispanic Americans are born with SCD.1 The genetic mutation responsible for SCD causes an individual's red blood cells to distort into a "C" or a sickle shape, reducing their ability to transport oxygen throughout the body. These sickled red blood cells break down rapidly, become very sticky, and develop a propensity to clump together, which causes them to become stuck and cause damage within blood vessels. The result is reduced blood flow to distal organs, which leads to physical symptoms of incapacitating pain, tissue and organ damage, and early death.2

1Source: Data & Statistics on Sickle Cell Disease – National Center on Birth Defects and Developmental Disabilities, Centers for Disease Control and Prevention, December 2020.
2Source: Committee on Addressing Sickle Cell Disease – A Strategic Plan and Blueprint for Action -- National Academy of Sciences Press, 2020.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding changes in management and business focus of Emmaus, the possibility of eventual marketing authorization of Endari in the KSA, the possible restructuring or refinancing of our outstanding indebtedness and the ongoing need for related-party loans or other financing to meet our current liabilities and fund our business and operations. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including factors disclosed in the company’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 filed with the Securities and Exchange Commission on March 31, 2023, May 15, 2023 and August 14, 2023, respectively, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Willis Lee

Co-President and Chief Operating Officer

(310) 214-0065, Ext. 1130

wlee@emmauslifesciences.com